FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
September 8, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Confirms Commercial Discovery at Kromolice-1;

Completes Initial Test on Grundy-2 Well

Salt Lake City, September 8, 2008 – FX Energy, Inc. (NASDAQ: FXEN) today reported that the Kromolice-1 well has been completed as a commercial discovery. The well underwent extensive production testing prior to completion. Test and reservoir data are currently being analyzed by the production division of the Polish Oil and Gas Company (POGC) to determine the daily allowable production rate. POGC owns 51% and operates the well; FX Energy owns 49%.

The Kromolice-1 well tested gas in the Rotliegend sandstone, the same productive horizon found in the Company’s two 2007 discoveries: Roszkow-1 and Winna Gora-1. Kromolice-1 is located some 5 kilometers northeast and on the same fault trend as the Company’s 2005 Sroda-4 discovery well. This is the third consecutive Rotliegend discovery for FX and POGC on the Fences concession during the last two years.

Zbigniew Tatys, the Company’s Country Manager, remarked, “Though we are still analyzing the full implications of the log data, production tests and seismic data, our initial conclusions are certainly encouraging. On a broad basis, the Kromolice-1 discovery seems to support the geologic idea of a multi-kilometer Rotliegend gas zone trending northwest to southeast underlying this portion of the Fences concession. However, only additional wells along this trend in the future can determine the actual extent and full potential of the reservoir.”

The Kromolice-1 well is the first well to be drilled on recently acquired 3-D seismic data in the Company’s Fences concession. It is also the first of FX Energy’s four well, multi-prospect drilling program in Poland for 2008. This program includes three Rotliegend wells in the western part of the Fences concession and the Grundy well in the northeast of the concession.

Grundy-2 well

An open hole drill stem test (DST) of the Grundy-2 well has been completed, testing the Rotliegend interval from a depth of 4,240 meters to 5,001 meters. During the test, gas shows were recorded without any produced water, but the gas-bearing zone appears to be “tight.” The well will be shut-in temporarily to allow detailed analysis of drilling, logging and DST data, which may take several months. Following this analysis the well is expected to be re-entered with a workover rig to conduct high-pressure “fracturing” of the Rotliegend intervals with the best reservoir properties.

The Drilling Program in Poland Continues

The Sroda-6 well, the Company’s second Rotliegend test well this year in the Fences concession, is currently drilling at a depth of approximately 2,884 meters toward a total depth estimated at 3,740 meters. Sroda-6 will test the Sroda City structure mapped on 3-D seismic approximately 4 kilometers northeast from the Company’s 2005 Sroda-4 Rotliegend discovery.

Drilling is expected to begin in October on yet another Rotliegend 3-D structure, Kromolice South, located approximately 1 kilometer southwest of the Company’s latest Rotliegend discovery, Kromolice-1. This will be the third Rotliegend test this year in the Fences concession.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.